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                                                                    EXHIBIT 99.1

            EXCITE@HOME STOCK TO BE QUOTED ON THE OTC BULLETIN BOARD

REDWOOD CITY, Calif., October 23, 2001 - Excite@Home today announced that the company's Series A common stock is eligible for over-the-counter trading beginning today. The company's shares were de-listed yesterday from the NASDAQ National Market. The company expects its shares to be quoted on the OTC Bulletin Board under the ticker symbol ATHMQ.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter (OTC) equity securities. OTC Bulletin Board securities are traded by a community of registered market makers that enter quotes and trade reports. Information regarding the OTC Bulletin Board can be found at www.otcbb.com.

About Excite@Home
Excite@Home is the leading provider of broadband, offering consumers residential broadband services and businesses high-speed commercial services. Excite@Home has interests in one joint venture outside of North America delivering high-speed Internet services and three joint ventures outside of North America operating localized versions of the Excite portal.

Cautionary statement
Investors should be aware that trading in the company's stock through market makers and quotation on the OTC Bulletin Board entails risk. Due in part to the decreased trading price of our stock and reduced analyst coverage, the trading price of the stock may change quickly, and market makers may not be able to execute trades as quickly as when the stock was listed on the Nasdaq National Market. Please contact your broker if you have further questions about executing trades.